Exhibit 4. (b)(ii).2  Investment Agreement

INVESTMENT AGREEMENT

THIS AGREEMENTis made and entered into as of the    25th    day of    January   , 2003.

BY AND BETWEEN:

JENNIFER ELIZABETH SCHRODER (herein referred to as the "Artist") [Address] [Address]

- and -

TERENCE ROBINSON (herein referred to as the "Executive Producer") 47 Avenue Rd., Suite 200 Toronto, Ontario M5R 2G3

BACKGROUND

A.	Artist seeks an investor to provide funding to implement the recording and manufacture of a three (3) song musical recording (the "Master").

B.	The Master is contemplated to be instrumental in the execution of Artist's marketing plan (the "Plan"). The Plan pertains to the Artist's acquisition of a recording agreement with a major label or with a production company or independent label distributed by a major distribution company or a major label in the United States.

C.	Executive Producer wishes to invest in both the Master and the Plan on the terms set out in this Agreement.

NOW, THEREFORE, in consideration of payment of the sum of one dollar and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed and understood as follows:

1.	Executive Producer will advance to Artist from time to time certain funds required to pay for expenses arising from the recording and manufacture of the Master, together with expenses incurred in the implementation of the Plan (the "Investment"). Attached hereto as Schedule "A" is a tentative projected budget in connection with the same.

RIGHTS IN MASTER MASTERS

2.	All master recordings made in connection with the Master, from the inception of recording, and all matrices and records manufactured from them, together with the performances embodied on them, shall be the sole property of Executive Producer, free from any claims whatsoever by Artist. Executive Producer shall have the exclusive right to copyright those masters as the owner and author of them and to secure any and all renewals and extensions of such copyright throughout the universe.

3.	Without limiting the generality of the foregoing, Executive Producer and any person authorized by Executive Proudcer shall have unlimited and exclusive rights to manufacture records by any method now or herafter known, derived from the Masters made under this agreement, and to sell, transfer or otherwise deal in the same, or to refrain from such manufacture, sale and dealing, throughout the universe.

RECOUPMENT OF INVESTMENT AND RETURN

4.	Artist agrees that Executive Producer shall be entitled to recoup the amount of the Investment from gross revenues earned and received in connection with "Recording Agreements" (as defined below) to which Artist may become a party. No gross revenues earned and received in connection with Recording Agreements shall be retained by Artist unless and until all the amount of the Investment shall have been recouped by Executive Producer.

5.	In further consideration of Executive Producer's Investment under this agreement, Executive Producer shall receive from Artist payment equal to:

	a)	Ten percent (10%) of all gross advances, so called "recording funds" and/or other guaranteed advances payable to or on behalf of Artist under Agreements solely in connection with the first album; and

	b)	Ten percent (10%) of all gross advances, so called "recording funds" and/or other guaranteed advances payable to or on behalf of Artist under Agreements solely in connection with the first album; and

6.	In further consideration of Executive Producer's Investment under this agreement, Executive Producer shall receive from Artist payment of a royalty computed at:

	a)	Ten percent (10%) of Artists' gross royalties receipts under Agreements solely in connection with the first album.

	b)	Five percent (5%) of Artists' gross royalty receipts under Agreements solely in connection with the second album.

7.	The term "Agreements" shall mean:

	a)	Any agreement between (or on behalf of) Artist and any record distribution company or record label (the "Record Company") pursuant to which the Record Company has the right to record an exploit recordings embodying the performances of Artist ("Recording Agreement"); and/or

	b)	Any agreement between (or on behalf of) Artist and any music publishing company (the "Publishing Company") pursuant to which the Publishing Company has the right to publish and exploit musical compositions written in whole, or in part, directly or indirectly by Artist or songwriters with whom Artist has entered into a songwriting agreement ("Publishing Agreement")

8.	Artist agrees to irrevocably authorize and direct all applicable third parties including, without limitation, the Record Company and/or the Publishing Company to account and pay directly to Executive Producer. Artist agrees to promptly execute any applicable documentation (including, without limitation, irrevocable letters of direction) reasonably required by Executive Producer to effectuate the foregoing.

RECORDS AND INSPECTION

9.	Executive Producer, or Executive Producer's nominee, shall have the right to examine all of Artist's books and accounts relating to the subject matter of this agreement upon reasonable notice to Artist and at Executive Producer's sole cost and expense.

GENERAL PROVISIONS

10.	This agreement does not and shall not be construed to create a partnership or joint venture between the parties hereto. It is specifically understood that the Executive Producer is acting as an investor only.

11.	Executive Producer has advised Artist that the Artist should obtain independent legal advice in connection with the signing of this agreement. Artist acknowledges that the Artist has voluntarily decided to obtain and in fact has obtained such independent legal advice in connection with the signing of this Agreement.

12.	This provisions of this agreement will bind Artist (and each of her partners, jointly and severally) and Executive Producer, together with their respective heirs, executors, successors, assigns personal representatives, partners, parents, subsidiaries, affiliates, members, officers, directors, agents, attorneys and employees, and together with any proprietorships, corporations, partnerships or entities which any of the above parties may own or control, and any reference to the parties will be deemed to include, where applicable, a reference to any and/or successor proprietorships, corporations, partnerships or entities substantially owned or controlled by these parties or any of them.

13.	If any term, provision, covenant or condition of this Agreement is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

14.	The law governing this Agreement and any action, matter or proceeding based on or relating to this Agreement shall be the law of the Province of Ontario.

TO EVIDENCE THEIR AGREEMENT the parties have properly executed this agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
/s/ Tracy Weslosky	)	/s/ Jennifer E. Schroder
)
Witness	)	Jennifer E. Schroder
)
)
)
)
/s/ Katherine Topelko	)	/s/ Terence Robinson
)
Witness	)	Terence Robinson

SCHEDULE A

Jennifer - production of 3-song demo album
Overall Budget

	Cost in CDN $ converted @ 1.55	costs in US Dollar	Total costs in CDN $
Orientation - 2-day visit by Harry & Jenn to Detroit	$734	$474	$734
Production - 8-days visit by Harry and 6-days for the others to Detroit for production of the album		$24,500	$37,975
Post production work - mastering and 500 CD copies	$2,200	$1,419	$2,200
Jenn - allowance	$1,800	$1,161	$1,800
Jenn - hair	$200	$129	$200
Jenn - make up & hair		$97	$150
Jenn - photos		$484	$750
Jenn - dietician	$963	$621	$963
Jenn - vocal lessons	$480	$310	$480
Lawyer	$321	$207	$321
Interest on funds advanced - approx. $29,000 @ 7% for 3 months		$508	$787
	$6,698	$29,910	$46,360
TOTAL PROUDCTION COST IN cdn $			$46,360

JENN BUDGET APPENDIX
Confidential Draft

	Appendix A: Orientation	# of nights/ days	# of units	Unit cost		US Funds	CDN Funds	Notes
1 night: 2 rooms ($125)	Hotel	1	1	$77			$77
Per Diem							$313
Taxis							$32
Car rental							$51
Train	Transportation						$261

							$734

	Appendix B: Production
HH - 7 Nights: $125	Hotel	7	1	$125		$875
JS/TW - 5 Nights: $125	Hotel	5	1	$125		$625
TR - 2 Nights: $200	Hotel	2	1	$200		$400
2 cars: $75 p./way	Transportation	2	2	$75		$300
$50 per person: per day	Per Diem					$1,150
	HH	8	1	$50	$400
	JS	6	1	$50	$300
	TW	6	1	$50	$300
	TR	3	1	$50	$150
Artists Pay						$14,825
	Bob Babbitt	Bass			$725
	Ed Greene	Drums			$725
	Dennis Coffey	Lead Guitar			$725
	TBD	Guitar			$725
	TBD	Guitar			$725
	TBD	Percussion			$725
	TBD	Hammond Organ			$725
	TBD	Horns			$500
	TBD	Keyboard			$725
	David Van De Pitte	Music Director			$1,000
	David Van De Pitte	Arrangement			$2,500
	TBD	Background Vocals			$1,500
	TBD	Catering for Band			$750
	Harry Hinde	Producer			$3,500
Pac-3	Studio (5-7 Days)*					$5,000		estimate
	Tape Costs*					$325		estimate
TBD	Equipment Rentals					$500
	Transportation					$500		TBC: For 2 members from Nashville

						$24,500

	Appendix C: Post-Production
	Mastering					$323	$500	1.55
	CD copies [500]					$1,097	$1,700	1.55

						$1,419	$2,200

Lawyer	Management Contract					$35	$54
	Management Contract					$173	$268

						$207	$321

	Jenn's Costs
	Personal allowance	$200 x 9 weeks;				$1,161	$1,800
	Hair appointment					$129	$200
	Elaine Overholt	Vocal lessons - 6 lesson x $80 p. hr.;				$310	$480
Dr. Berstein Clinic	Hair appointment					$129	$200

						$2,221	$3,443